                                                                    Exhibit 99.1

                                ITW NEWS RELEASE
________________________________________________________________________________

 ITW Reports 7 Percent Increase in 2003 Second Quarter Income Per Diluted Share
From Continuing Operations; Operating Revenues Grow 5 Percent; Operating Margins
           Improve 10 Basis Points to 17.7 Percent in Second Quarter

GLENVIEW,  ILLINOIS  (July 22, 2003) Illinois Tool Works Inc.  (NYSE:ITW)  today reported  that 2003  second  quarter  income per diluted  share from  continuing operations  increased  7 percent  versus the prior year  period  primarily  as a result of contributions from currency  translation and additional income derived from the Leasing and Investments segment. Operating revenues increased 5 percent and operating income grew 6 percent in the second quarter.

Income from continuing operations in the 2003 second quarter was $284.0 million, or 92 cents per diluted  share,  compared with $265.2  million,  or 86 cents per diluted  share,  in the prior year period.  The growth in the  Company's  second quarter  financial  results was  accomplished  even though  North  American  and international end markets weakened and base business revenues declined 4 percent in the  quarter.  For the most recent  quarter,  operating  revenues  were $2.56 billion and operating income was $454.1 million.

For the 2003 six month period,  income from  continuing  operations  increased 5 percent to $483.5 million,  or $1.57 per diluted share, from $459.6 million,  or
$1.49 per diluted share in the prior year period. Operating revenues increased 5 percent to $4.88  billion  from $4.64  billion  in the year  earlier  period and operating  income grew 5 percent to $775.1  million versus $738.9 million in the first half of 2002.

The Company's free operating cash flow continued to be strong in the 2003 second quarter and reflected modest working capital needs and capital expenditures as a result of weak demand in a variety of end markets. For the second quarter,  free operating cash flow was $217.7 million.

"We were pleased with our second quarter results,  particularly  when you factor in the  weak  activity  in our  North  American  end  markets  and  the  slowing conditions internationally," said W. James Farrell, Chairman and Chief Executive
Officer.  "We were especially proud of our ability to improve  operating margins
10 basis points to 17.7 percent even though our base business  revenues declined
4 percent in the second quarter."

Segment highlights for the 2003 second quarter and first half include:

North American  Engineered  Products second quarter revenues decreased 3 percent and operating  income  declined 14 percent largely due to weakness in businesses associated with the automotive, construction and industrial-related end markets.
As a result,  second  quarter  operating  margins of 17.1 percent  decreased 220 basis points from the prior year period. For the first half,  operating revenues and  operating  income  decreased 1 percent and 13  percent,  respectively,  and operating  margins of 16.0  percent  were 220 basis  points lower than the prior year period.

International  Engineered  Products second quarter revenues increased 20 percent mainly due to the  positive  impact of  currency  translation  and  modest  base business growth from units serving the automotive and  construction end markets.
While  operating  income grew 16 percent  mainly due to the benefits of currency translation,  second quarter operating margins of 14.5 percent declined 50 basis points from the year earlier period.  For the first half,  revenues increased 21 percent and operating income grew 27 percent.  Operating margins of 12.6 percent were 60 basis points higher than the year earlier period.

North American  Specialty  Systems second quarter  revenues  decreased 5 percent largely due to base business revenue declines for the food equipment, packaging, welding  and  finishing  units.  However,  operating  income grew 4 percent as a
result  of  favorable  restructuring   comparisons  as  well  as  ongoing  80/20
contributions from the food equipment  businesses.  As a result,  second quarter operating  margins of 17.1 percent  were 140 basis  points  higher than the year earlier period.  For the first half,  revenues decreased 5 percent and operating income  increased 2 percent.  Operating  margins of 15.7  percent were 110 basis points higher than the year earlier period.

International Specialty Systems second quarter revenues increased 17 percent due to the positive impact of currency translation.  Operating income grew 8 percent largely as a result of the benefits of currency  translation  and  acquisitions.
Second  quarter  operating  margins of 11.6  percent were 100 basis points lower than the  year  earlier  period  mainly  due to the  weakness  in base  business revenues.  For the first half,  revenues and operating  income both increased 17 percent.  Operating margins of 10.5 percent were 10 basis points higher than the year earlier period.

Leasing and  Investments  second quarter  operating  income of $52.1 million was
$27.6   million   higher  than  the  year   earlier   period  due  to  quarterly
mark-to-market  adjustments for our swap  agreements in the commercial  mortgage portfolio.  As a result,  Leasing and Investments  operating  margins  increased
considerably   and  offset  the  60  basis  points  of  margin  erosion  in  the manufacturing segments.

Looking ahead, the Company  continues to be uncertain about economic  conditions for the  remainder  of  2003  and the  related  impact  on  North  American  and international  end markets.  For  full-year  2003,  the Company is narrowing its earnings  forecast,  with income per diluted  share from  continuing  operations expected to be in the range of $3.12 to $3.32.  For the 2003 third quarter,  the
Company is forecasting income per diluted share from continuing operations to be in the range of 77 cents to 87 cents.

This Second Quarter 2003 Earnings  Release contains  forward-looking  statements within  the  meaning of the  Private  Securities  Litigation  Reform Act of 1995
including,  without limitation,  statements  regarding end market conditions and base business expectations for full year 2003 and the Company's related earnings forecasts.  These  statements are subject to certain risks,  uncertainties,  and other factors,  which could cause actual results to differ materially from those anticipated.  Important  factors  that  could  cause  actual  results  to differ materially from the Company's expectations are set forth in ITW's Form 10-Q for the 2003 first quarter.

ITW is a $9.5 billion diversified  manufacturer of highly engineered  components and industrial  systems and  consumables.  The Company consists of approximately
600 decentralized operations in 44 countries and employs some 48,700 people.

CONTACT: JOHN BROOKLIER, 847-657-4104

ILLINOIS TOOL WORKS INC.
(In thousands except per share data)

                                THREE MONTHS ENDED      SIX MONTHS ENDED
                                    JUNE 30,                JUNE 30,
                             -----------------------   ---------------------
                                2003        2002          2003        2002
                             ----------  ----------    ----------  ----------
STATEMENT OF INCOME
Operating Revenues           $2,563,990  $2,434,625    $4,877,780  $4,639,279
   Cost of revenues           1,659,400   1,576,003     3,173,192   3,051,122
   Selling, administrative,
    and R+D expenses            445,677     424,368       915,365     839,132
   Amortization and impairment
    of goodwill and other
    intangibles                   4,847       5,246        14,157      10,118
                             ----------  ----------    ----------  ----------
Operating Income                454,066     429,008       775,066     738,907
   Interest expense             (19,128)    (18,421)      (36,560)    (35,924)
   Other income                   2,007       2,058         5,323       4,134
                             ----------  ----------    ----------  ----------
Income From Continuing
 Operations Before Income Taxes 436,945     412,645       743,829     707,117
   Income taxes                 152,900     147,400       260,300     247,500
                             ----------  ----------    ----------  ----------
Income From Continuing
 Operations                     284,045     265,245       483,529     459,617
Income (Loss) From
 Discontinued Operations         (7,941)      2,266       (12,048)      6,341

Cumulative Effect of Change
 in Accounting Principle              -           -             -    (221,890)
                             ----------  ----------    ----------  ----------
Net Income                   $  276,104  $  267,511    $  471,481  $  244,068
                             ==========  ==========    ==========  ==========

Income Per Share from Continuing Operations:
    Basic                         $0.93       $0.87         $1.58       $1.50
    Diluted                       $0.92       $0.86         $1.57       $1.49

Income (Loss) Per Share from Discontinued Operations:
    Basic                        $(0.03)      $0.01        $(0.04)      $0.02
    Diluted                      $(0.03)      $0.01        $(0.04)      $0.02

Cumulative Effect Per Share of Change in Accounting
Principle:
    Basic                         $    -      $   -         $    -     $(0.73)
    Diluted                       $    -      $   -         $    -     $(0.72)

Net Income Per Share:
    Basic                         $0.90       $0.87         $1.54       $0.80
    Diluted                       $0.90       $0.87         $1.53       $0.79

Shares outstanding during the period :
     Average                    306,789     306,303       306,711     305,885
     Average assuming dilution  308,209     308,440       307,960     308,200

ESTIMATED FREE OPERATING CASH FLOW

                                THREE MONTHS ENDED      SIX MONTHS ENDED
                                    JUNE 30,                JUNE 30,
                             -----------------------   ---------------------
                                2003        2002          2003        2002
                             ----------  ----------    ----------  ----------
Net cash provided by
 operating activities        $  276,326  $  281,292    $  493,500  $  564,186
Plus:  Proceeds from
 investments                      7,376      16,343        23,041      28,170
Less:  Additions to PP+E        (65,965)    (68,656)     (122,138)   (132,707)
                             ----------  ----------    ----------  ----------
Free operating cash flow     $  217,737  $  228,979    $  394,403  $  459,649
                             ==========  ==========    ==========  ==========

ILLINOIS TOOL WORKS INC.
(In thousands)

STATEMENT OF FINANCIAL POSITION
                                      JUN 30,         MAR 31,         DEC 31,
                                       2003            2003            2002
                                   ------------    ------------    ------------
ASSETS
Cash and equivalents               $  1,234,068    $  1,125,550    $  1,057,687
Trade receivables                     1,709,734       1,562,330       1,500,031
Inventories                           1,011,693       1,008,967         962,746
Deferred income taxes                   221,183         219,681         217,738
Prepaids and other current assets       145,864         134,878         136,563
                                   ------------    ------------    ------------
   Total current assets               4,322,542       4,051,406       3,874,765
                                   ------------    ------------    ------------

Net plant and equipment               1,703,455       1,657,462       1,631,249
Investments                           1,417,228       1,388,496       1,392,410
Goodwill                              2,484,269       2,417,046       2,394,519
Intangible assets                       219,263         223,467         230,291
Deferred income taxes                   554,679         558,625         541,625
Other assets                            526,064         501,901         506,552
Net assets of discontinued operations    35,290          48,006          51,690
                                   ------------    ------------    ------------
                                   $ 11,262,790    $ 10,846,409    $ 10,623,101
                                   ============    ============    ============

LIABILITIES and STOCKHOLDERS' EQUITY
Short-term debt                    $    116,764    $    100,998    $    121,604
Accounts payable                        442,169         425,791         416,958
Accrued expenses                        785,977         709,926         833,689
Cash dividends payable                   70,590          70,535          70,514
Income taxes payable                    115,714         177,571         124,397
                                   ------------    ------------    ------------
   Total current liabilities          1,531,214       1,484,821       1,567,162
                                   ------------    ------------    ------------

Long-term debt                        1,446,044       1,451,785       1,460,381
Other liabilities                       990,213         990,721         946,487
                                   ------------    ------------    ------------
   Total non-current liabilities      2,436,257       2,442,506       2,406,868
                                   ------------    ------------    ------------

Common stock                              3,079           3,077           3,068
Additional paid-in capital              765,120         754,137         747,778
Income reinvested in the business     6,532,619       6,327,105       6,202,263
Common stock held in treasury            (1,648)         (1,662)         (1,662)
Accumulated other comprehensive income   (3,851)       (163,575)       (302,376)
                                   ------------    ------------    ------------
     Total stockholders' equity       7,295,319       6,919,082       6,649,071
                                   ------------    ------------    ------------
                                   $ 11,262,790    $ 10,846,409    $ 10,623,101
                                   ============    ============    ============